UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 10, 2015

LYONDELLBASELL INDUSTRIES N.V.

(Exact Name of Registrant as Specified in Charter)

The Netherlands	001-34726	98-0646235
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1221 McKinney St., Suite 300 Houston, Texas USA 77010	4th Floor, One Vine Street London The United Kingdom W1J0AH	Delftseplein 27E 3013AA Rotterdam The Netherlands

(Addresses of principal executive offices)

(713) 309-7200	+44 (0) 207 220 2600	+31 (0)10 275 5500

(Registrant’s telephone numbers, including area codes)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement; Item 8.01 Other Events

LyondellBasell Industries N.V. (the “Company”) has entered into an Amended and Restated Nomination Agreement (the “Amendment”), dated March 10, 2015, with AI International Chemicals S.à.R.L., an affiliate of Access Industries (“Access”). The Amendment amends and restates the Nomination Agreement, dated April 30, 2010, entered into between the Company and Access (the “Original Agreement”), a copy of which was filed as Exhibit 4.5 to the Company’s Amendment No. 2 to Form 10 July 26, 2010.

The Amendment was entered into to clarify the share ownership Access must have to allow it to nominate individuals to the Company’s Supervisory Board. The Original Agreement stated that Access had the right to nominate one individual to the Supervisory Board as long as it owned five percent (5%) or more of the Company’s issued share capital; two individuals as long as it owned twelve percent (12%) or more of issued share capital; and three individuals as long as it owned eighteen percent (18%) or more of issued share capital. The Amendment clarifies that the percentage of shares owned by Access in determining its nomination rights is based on Access’ percentage of the Company’s voting shares and therefore uses the term “outstanding shares” rather than “issued share capital,” which could include shares held by the Company in treasury in addition to shares outstanding.

Two of the current eleven members of the Company’s Supervisory Board, Stephen F. Cooper and Robin Buchanan, were nominated by Access pursuant to the Original Agreement. Based on the number of Company’s shares currently outstanding and the number of shares currently held by Access, it has the right to nominate a third director pursuant to the Amendment.

The foregoing is a summary of the material terms of the Amendment. Reference should be made to the full text of the Original Agreement and the Amendment, which is filed herewith as Exhibit 10.1, for a complete understanding of its terms.

Item 9.01	Financial Statements and Exhibits

10.1	Amended and Restated Nomination Agreement dated March 10, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

LYONDELLBASELL INDUSTRIES N.V.

Date: March 16, 2015	By:	/s/ Jeffrey A. Kaplan
Jeffrey A. Kaplan
Executive Vice President

Exhibit Index

10.1	Amended and Restated Nomination Agreement dated March 10, 2015